UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 24, 2015

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Amendments to Transition to Internal Management Agreement

On February 24, 2015, Sentio Healthcare Properties, Inc. (the “Company,” “we” or “us”), Sentio Healthcare Properties OP, L.P. (our “Operating Partnership”), Sentinel RE Investment Holdings, LP, an affiliate of Kohlberg Kravis Roberts & Co. (the “Investor”) and our advisor, Sentio Investments, LLC (the “Advisor”) entered Amendment No. 3 to the Transition to Internal Management Agreement (the “Amendment”).

The Amendment extends the deadline by which the Company must complete a transition to an internal management structure to February 11, 2017 by providing for a third and fourth renewal term for the advisory agreement between the Company and the Advisor. The Amendment also establishes limits for the amount of fees payable under the advisory agreement during the additional periods of external management, consistent with the caps on fee amounts in place from February 10, 2013 through February 10, 2015 (the “Initial Term”). In addition, the Amendment provides that any fees earned by the Advisor during the Initial Term that were in excess of the fee cap in place for the Initial Term will be included in fees payable for the period from February 11, 2015 through February 10, 2016, subject to a maximum amount of $1.0 million. Notwithstanding the fee caps, upon an internalization or a Liquidation Event (as defined in the Investor Rights Agreement between the parties entered in place for the third and fourth renewal terms, on February 10, 2013), then pursuant to the Amendment, the Advisor will receive a fee in an amount that is the lesser of (i) $4.0 million or $3.0 million (depending on when the event occurs), and (ii) the remaining portion of the $9.6 million maximum fee amount, if any, not previously paid to the Advisor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: February 27, 2015	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer